Theravance Reports Favorable Outcome of FDA Advisory Committee Meeting on Telavancin for the Treatment of Complicated Skin and Skin Structure Infections

SOUTH SAN FRANCISCO, CA -- 11/19/2008 -- Theravance, Inc. (NASDAQ: THRX) announced today that telavancin received a favorable recommendation from the Anti-Infective Drugs Advisory Committee (AIDAC) of the U.S. Food and Drug Administration (FDA) for the proposed indication to treat complicated skin and skin structure infections (cSSSIs) caused by Gram-positive bacteria, including resistant pathogens such as methicillin-resistant Staphylococcus aureus (MRSA). The Committee voted 21 to 5 that the data presented demonstrate the safety and effectiveness of telavancin for treatment of cSSSIs. The Committee also voted 18 to 5 (with 3 abstentions) that there are specific clinical situations in which the benefits of telavancin use in pregnant women with cSSSI would outweigh the risks, and 25 to 1 that a risk management strategy is needed to prevent unintended use of telavancin in pregnant women or women of child-bearing potential. Telavancin is a novel, bactericidal, once-daily injectable investigational antibiotic discovered by Theravance.

"Today's positive outcome is a significant milestone for telavancin, an important potential weapon against serious bacterial infections," said Rick E Winningham, Chief Executive Officer of Theravance. "We will continue to work closely with the FDA as they complete their review of the telavancin NDA."

"We are very pleased that Anti-Infective Drugs Advisory Committee members acknowledged the critical need for new anti-infectives to treat complicated skin and skin structure infections," said William E Fitzsimmons, Pharm.D., Senior Vice President, Research and Development, at Astellas Pharma US, Inc. "We look forward to the opportunity to introduce this important new option for physicians and patients battling these serious drug-resistant infections."

Although it is not binding, the Committee's recommendation will be considered by the FDA as it completes its review of the cSSSI NDA for telavancin. The FDA has not yet established a revised Prescription Drugs User Fee Act (PDUFA) action date for the telavancin NDA.

About Telavancin

Telavancin is a bactericidal, once-daily injectable investigational antibiotic with a multifunctional mechanism of action. Telavancin was discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including MRSA. Telavancin inhibits the formation of the bacterial cell wall and disrupts bacterial cell membrane function. Theravance believes the additive mechanisms of action seen with telavancin speed bacterial killing while also reducing the risks of inducing resistance to telavancin or cross-resistance with other antibiotics. If approved, telavancin will be a new treatment option for serious Gram-positive cSSSIs. In addition, two Phase 3 studies of telavancin have been completed for the treatment of hospital-acquired pneumonia bacterial infections.

About ATLAS 1 and ATLAS 2 Clinical Studies

The telavancin NDA is based on data from two large, multinational, double-blind, randomized Phase 3 clinical studies designed to compare the efficacy and safety of telavancin (10 mg/kg IV once daily) versus vancomycin (1 gm IV q 12hr) in the treatment of cSSSIs caused by Gram-positive bacteria. In both of these studies (ATLAS 1 and ATLAS 2), which enrolled and treated 1,867 patients in total, 719 of whom had infections with MRSA, telavancin achieved its primary endpoint of non-inferiority relative to the standard of care, vancomycin. The safety profile of telavancin in these studies was compatible with treatment of patients with serious infections.

About the Telavancin Collaboration

In November 2005, Theravance entered into a collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of telavancin worldwide except Japan. In July 2006, Theravance and Astellas expanded the collaboration to include Japan. Under the terms of the collaboration, Theravance will lead the development of and U.S. regulatory activities for telavancin for the treatment of cSSSIs and hospital-acquired pneumonia, and will collaborate substantially with Astellas in marketing in the United States for the first three years. Astellas will lead all other development, regulatory, manufacturing, sales and marketing activities.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company's key programs include: telavancin for the treatment of serious Gram-positive bacterial infections with Astellas Pharma Inc., the Horizon program and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program with GlaxoSmithKline plc, and the Gastrointestinal Motility Dysfunction program. By leveraging its proprietary insight of multivalency toward drug discovery focused primarily on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates (including with respect to telavancin statements regarding any expectation that regulatory authorities will approve telavancin on the basis of existing preclinical and clinical data or at all) and the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, delays or failure to achieve regulatory approvals, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Item 1A of Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2008 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Theravance, Inc.
Michael W. Aguiar
Senior Vice President and CFO
650-808-4100
investor.relations@theravance.com

Sam Brown Inc. (Media)
Mike Beyer
773-463-4211
beyer@sambrown.com